SunTrust Equitable Securities Corporation
Post Office Box 4418
Atlanta, Georgia  30302-4418

[SUNTRUST LOGO]

October 1, 1999


CIC Acquisition Co.
c/o Citicorp Venture Capital Limited
399 Park Avenue 14th Floor
New York, NY 10043

Attention:  Mr. Michael Bradley
            Vice President
            Citicorp Venture Capital Limited

Re: Credit facilities totaling $93,000,000 (the "Credit Facilities") arranged by SunTrust Equitable Securities Corporation ("SunTrust Equitable Securities") to include senior secured credit facilities totaling $78,000,000 (the "Senior Credit Facilities") committed by SunTrust Bank, Atlanta ("SunTrust Bank") and subordinated debt totaling $15,000,000 (the "Subordinated Debt") committed by SunTrust Banks, Inc. ("STBI", and together with SunTrust Bank and SunTrust Equitable Securities, "SunTrust") for the recapitalization of Conso International Corporation (with its subsidiaries, taken as a whole, "Conso" or the "Company") through a reverse subsidiary merger with a subsidiary of CIC Acquisition Co. ("CIC", "You" or the "Client"), an acquisition entity formed and sponsored by Citicorp Venture Capital Limited ("CVC")

Dear Gentlemen:

         Each of SunTrust Bank and STBI are pleased to confirm its respective commitment to provide the entire amount of the Credit Facilities, subject to the terms and conditions set forth in this letter and the terms attached hereto as Annex A and Annex B, respectively (collectively, this "Commitment Letter"), for the purposes of financing a CVC sponsored recapitalization of Conso by CIC and certain members of management of the Company (the "Recapitalization"), paying transaction related expenses and financing ongoing working capital needs of the Company.

         In accordance with CVC's request, SunTrust Bank agrees to act as sole Agent for the Senior Credit Facilities, subject to the terms and conditions of this Commitment Letter. In addition, SunTrust Equitable Securities will use its commercially reasonable efforts to arrange, in consultation with You, a syndicate of lenders (individually, a "Senior Lender" and collectively, including SunTrust Bank, the "Senior Lenders") to purchase commitments in the Senior Credit Facilities as provided for in a certain engagement letter between You and SunTrust Equitable Securities dated as of even date herewith (the "Engagement Letter"). SunTrust Bank will act as sole Agent for such Senior Lenders in connection with the Senior Credit Facilities and assumes, in issuing this Commitment Letter, that such a syndicate of Senior Lenders will be assembled.


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Conso International Corporation
October 1, 1999
Page 2


         The Senior Lenders invited by SunTrust Equitable Securities to participate in this transaction will be subject to approval by You, such approval not to be unreasonably withheld or delayed. As part of its syndication effort, SunTrust Equitable Securities reserves the right to appoint co-agents or to offer any other titles or share any portion of the fee received by SunTrust at closing with other Senior Lenders as deemed appropriate by SunTrust.

         Also in accordance with CVC's request, STBI will initially purchase the Subordinated Debt and SunTrust Equitable Securities will use its commercially reasonable efforts to locate one or more lenders (individually, a "Subordinated Debt Lender"; collectively, including STBI, the "Subordinated Debt Lenders"; and together with a Senior Lender or the Senior Lenders, a "Lender" or the "Lenders") to purchase a portion of the Subordinated Debt from STBI as provided for in the Engagement Letter provided, that in any event, at closing STBI shall hold no less than $5,000,000 of the Subordinated Debt.

A.       TERMS AND CONDITIONS OF THE CREDIT FACILITIES.

         The Credit Facilities will have principal terms and conditions as set forth in the term sheets attached hereto as Annex A and Annex B (the "Term Sheets"). In addition, SunTrust Bank, STBI and the Lenders may require certain other customary terms and conditions found in credit facilities of this type, which may not be specifically listed on the Term Sheets.

B.       SYNDICATION.

As set forth above, while SunTrust Bank and STBI have provided commitments for the entire amount of the Credit Facilities subject to the terms and conditions hereof, it is the intent of SunTrust to syndicate the Credit Facilities and, as a material inducement to SunTrust Bank and STBI issuing the commitments set forth herein, You have agreed to cooperate in such syndication process. SunTrust Equitable Securities will manage all aspects of such syndications in consultation with SunTrust Bank, STBI and the Clients, including the timing of all offers to potential Lenders, the allocation of commitments, and the determination of compensation provided and titles (such as co-agent, managing agent, etc.). As consideration for this undertaking and the obligations of SunTrust Bank and STBI hereunder, You agree that SunTrust Bank shall be the sole Agent with respect to the Senior Credit Facilities, that STBI will be the lead underwriter with respect to the Subordinated Debt, and that SunTrust Equitable Securities will act as sole Arranger with respect to the remaining syndicate and that no additional agents, co-agents underwriters or arrangers will be appointed, or other titles conferred, without the prior written consent of SunTrust. You also agree that no Lender will receive any compensation for its participation in the Credit Facilities except as expressly set forth in the Term Sheets or as agreed to and offered by SunTrust Equitable Securities.

         In addition, You agree to use commercially reasonable efforts to assist SunTrust Equitable Securities in forming syndicates acceptable to SunTrust and You. Your assistance shall include but not be limited to: (i) using commercially reasonable efforts to make senior management and representatives of Conso and CVC available to participate in meetings and to provide information to potential Lenders and participants at such times and places as SunTrust
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CIC Acquisition Corporation
October 1, 1999
Page 3

Equitable Securities may reasonably request; (ii) using your existing lending relationships, and requesting that Conso use its existing lending relationships, to assist in the syndication process; and (iii) using commercially reasonable efforts to provide to SunTrust all information reasonably deemed necessary by SunTrust to complete the syndication subject to confidentiality agreements in form and substance reasonably satisfactory to You and SunTrust.

         In issuing the commitments and undertakings hereunder and in arranging and syndicating the Credit Facilities, SunTrust is relying on the accuracy of all information furnished by You and Conso without independent verification thereof. In addition, SunTrust shall be entitled, until the later of March 31, 2000 or 90 days after the closing of the Credit Facilities, after consultation with You, to change the structure, terms or pricing of the Senior Credit Facilities and/or the Subordinated Debt if the syndication of the Senior Credit Facilities and/or the Subordinated Debt cannot be completed, and if SunTrust Equitable Securities determines that such changes are necessary in order to ensure a successful syndication of the Senior Credit Facilities and/or the Subordinated Debt; provided that (i) the amount of the Senior Credit Facilities and/or the Subordinated Debt, and the definition of the Borrowing Base (including the amounts to be added to the Borrowing Base during the first year after the Closing), remain unchanged; (ii) in SunTrust Equitable Securities' determination, the pricing terms and structure of the Senior Credit Facilities and Subordinated Debt shall be reasonably consistent with comparable syndications occurring then in the market; (iii) fees as provided for in the Fee Letter remain unchanged; (iv) additional preferred and/or common equity is not required and (v) additional warrants or other "equity-kickers" are not required.

         To ensure an orderly and effective syndication of the Credit Facilities, CIC further agrees that until the earlier of the closing of the Credit Facilities or the termination of this Commitment Letter, CIC will not, and will not permit any of its affiliates or agents to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in connection with the Recapitalization except with the prior written consent of SunTrust.

C.       FEES.

         The fees payable to SunTrust Bank, as Agent, and SunTrust Equitable Securities, as Arranger, are set forth in that certain fee letter between You and SunTrust dated as of even date herewith (the "Fee Letter"). The obligations of SunTrust pursuant to this Commitment Letter are subject to the execution and return of the Fee Letter by the Clients, which Fee Letter constitutes an integral part of this Commitment Letter.

D.       CONDITIONS PRECEDENT.

         The commitments and undertakings of SunTrust Bank, STBI, and SunTrust Equitable Securities are subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of (a) a material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Company as reflected in its consolidated financial statements as of March 31, 1999 and (b) any material change after the date hereof in loan syndication, financial or capital market conditions

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CIC Acquisition Corporation
October 1, 1999
Page 4

that, in SunTrust Equitable Securities' commercially reasonable judgment, would materially impair syndication of the Credit Facilities; (iii) all information made available to SunTrust by You or Conso, or any of your respective representatives, in connection with the transactions contemplated hereby shall be, to the best of Your knowledge, complete and correct in all material respects as of the time given, subject to any supplemental information provided to SunTrust from time to time so that this statement remains true, and will not, to the best of Your knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, realizing that projections are no guarantee of future performance; and (iv) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; and (v) a closing of the Credit Facilities on or prior to January 31, 2000.

E.       INDEMNITIES, EXPENSES, ETC.

         1. Indemnification. You further agree to indemnify and hold harmless SunTrust Equitable Securities and each Lender (including SunTrust Bank and STBI) and each director, officer, employee, affiliate, and agent thereof (each, an "indemnified person") against, and to reimburse each indemnified person, upon its demand, for any losses, claims, damages, liabilities or other expenses ("Losses") incurred by such indemnified person insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, or the financings contemplated hereby, including, without limitation, Losses participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses to the extent that such Losses result from the gross negligence or willful misconduct of such indemnified person or from the breach by such indemnified person of its obligations under this Commitment Letter, the Fee Letter or the financings contemplated hereby. . The Clients' obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this Commitment Letter.

         2. CONSEQUENTIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER SUNTRUST BANK, STBI, NOR SUNTRUST EQUITABLE SECURITIES SHALL BE RESPONSIBLE OR LIABLE TO THE CLIENTS OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         3. Expenses. In further consideration of the commitments and undertakings of SunTrust hereunder, and recognizing that in connection herewith SunTrust will be incurring certain costs and expenses (including, without limitation, fees and disbursements of counsel, costs of establishing a rating for the purpose of distribution to institutional investors, due diligence, syndication, transportation, duplication, messenger and mailing), You hereby agree to pay, or reimburse SunTrust upon closing of the syndication of the Credit Facilities or, if not closed on or prior to January 31, 2000, on demand for, all such reasonable out-of-pocket costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. You also agree to pay all reasonable out-of-pocket costs and expenses of SunTrust (including, without limitation, reasonable fees and

CIC Acquisition Corporation
October 1, 1999
Page 5

disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder. The Clients' obligation in respect of costs and expenses shall survive the expiration or termination of this Commitment Letter.

F.       SPECIAL DISCLOSURE.

         SunTrust Equitable Securities is a wholly owned subsidiary of STBI and an affiliate of SunTrust Bank. SunTrust Equitable Securities is a broker/dealer registered with the Securities and Exchange Commission (SEC) and a member of the National Association of Securities Dealers, Inc. (NASD) and the Securities Investor Protection Corporation (SIPC). Although it is a subsidiary of STBI, SunTrust Equitable Securities is not a bank and is separate from any banking affiliate of SunTrust Bank. SunTrust Equitable Securities is solely responsible for its contractual obligations and commitments.

         Securities and financial instruments sold, offered, or recommended by SunTrust Equitable Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation (FDIC), or the SIPC, or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any bank affiliated with SunTrust Equitable Securities or any other bank unless otherwise stated.

         You authorize STBI, SunTrust Equitable Securities and its affiliates, including SunTrust Bank and any other SunTrust Bank affiliate, to share with each other credit and other confidential or non-public information regarding the Clients to the extent permitted by applicable laws and regulations. STBI, SunTrust Equitable Securities, and all other SunTrust Bank affiliates will strictly protect confidential client information. Therefore, any information shared by us will be on a limited basis and only to people within our organization who are part of our relationship team, except as otherwise provided in this letter.

G.       MISCELLANEOUS.

         1. Effectiveness. This Commitment Letter shall constitute a binding obligation of SunTrust for all purposes immediately upon the acceptance hereof by the Company in the manner provided herein. Notwithstanding any other provision of this Commitment Letter, SunTrust's commitments and undertakings as set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter shall have been accepted by the Clients in the manner specified below.

         2. Acceptance by the Clients. If You are in agreement with the foregoing, please sign and return the enclosed copy of this Commitment Letter, together with a fully executed copy of the Fee Letter as provided therein, to SunTrust Equitable Securities at 303 Peachtree Street, 24th Floor, Atlanta, Georgia 30308, Attention: Gregory N. Waters, Managing Director.

         3. Termination of Commitment Letter. Unless You have signed and returned the enclosed copy of this Commitment Letter prior to 5:00 p.m., Atlanta, Georgia time, on Friday, October 8, 1999, SunTrust's obligations hereunder shall terminate on such date. In no event shall SunTrust or any Lender have any obligation to make the Credit Facilities available unless the Closing Date shall have occurred on or prior to January 31, 2000 or a date otherwise mutually agreed upon in writing (the "Expiration Date"). In addition to the foregoing, this

CIC Acquisition Corporation
October 1, 1999
Page 6

Commitment Letter may be terminated at any time by mutual agreement. Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Credit Facilities by SunTrust will be terminated.

         4. No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Clients and SunTrust, and no provision hereof shall be deemed to confer rights on any other person or entity.

         5. No Assignment. This Commitment Letter may not be assigned by You to any other person or entity other than affiliates reasonably acceptable to SunTrust, but all of the obligations of the Clients hereunder shall be binding upon the successors and assigns of the Clients. SunTrust may not assign the obligations herein to any other person other than pursuant to syndication, such syndication being contingent upon acceptance of the terms of this Commitment Letter.

         6. GOVERNING LAW; CONSENT TO JURISDICTION. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of SunTrust and You irrevocably and unconditionally submit to the exclusive jurisdiction of any court in the State of New York or the United States District Court for the Southern District for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter. Service of any process, summons, notice or document may be made by registered mail addressed to You at the address listed on the first page of this Commitment Letter or to SunTrust at the address specified in Section 2 hereof against such person for any suit, action or proceeding brought in any such court pursuant to the agreement. Each of SunTrust and You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction SunTrust or You are or may be subject, by suit upon judgment.

         7. WAIVERS OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CLIENTS AND SUNTRUST HEREBY WAIVES JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY.

         8. Counterparts. This Commitment Letter may be executed in any number of separate counterparts, each of which shall collectively and separately, constitute one agreement.

         9. Entire Agreement. Upon acceptance by You as provided herein, this Commitment Letter and the Term Sheet attached hereto and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby.
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CIC Acquisition Corporation
October 1, 1999
Page 7

         10. Termination of Certain Obligations. All obligations of Clients under this Commitment Letter other than indemnities under Paragraph E and the fourth paragraph under Paragraph B terminate upon execution of definitive documentation.

         11. Ownership of CIC. CIC represents and warrants that it is directly or indirectly wholly owned by CVC and that its officers and directors are officers of CVC.

         We look forward to working with CVC, CIC and Conso on the Recapitalization.

Very truly yours,


SUNTRUST EQUITABLE SECURITIES               SUNTRUST BANK, ATLANTA
CORPORATION


By:  /s/ Gregory N. Waters              By: /s/ David W. Penter
    ----------------------------        ----------------------------
    Name: Gregory N. Waters             Name:  David W. Penter
    Title: Managing Director            Title: VP


SUNTRUST BANKS, INC.


By:  /s/ Robert L. Dudiak
    ----------------------------
    Name: Robert L. Dudiak
    Title: Managing Director


ACCEPTED AND AGREED:

   Date: October 5, 1999
   -----------------------------

CIC ACQUISITION CO.


By: Michael T. Bradley
   -----------------------------
   Name: Michael T. Bradley
   Title: Vice President



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CIC Acquisition Corporation
October 1, 1999
Page 8

         We represent and warrant that CVC directly or indirectly owns all issued and outstanding shares of stock of CIC and that all officers and directors of CIC are officers of CVC.


                                             CITICORP VENTURE CAPITAL LIMITED

                                             By:  /s/ Michael T. Bradley
                                               -------------------------------
                                               Title:  Vice President

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CIC Acquisition Corporation
October 1, 1999
Page 9

[CVC TO PROVIDE SEPARATE LETTER CONFIRMING OWNERSHIP, OFFICERS AND DIRECTORS OF
 CIC ACQUISITION CORPORATION]

                                     ANNEX A
                  SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF
                  $78,000,000 SENIOR SECURED CREDIT FACILITIES


I.       DESCRIPTION OF THE SENIOR SECURED CREDIT FACILITIES

SENIOR CREDIT FACILITIES:       $ 25,000,000  Revolving Credit Facility
                                              ("Revolver") with a $2,000,000
                                              Swing Line, a $3,000,000 Letter of
                                              Credit sub-facility and a (pound)
                                              7,000,000 sub-facility (the "UK
                                              Sub-Facility")

                                $ 25,000,000  Term Loan A Facility ("Term
                                              Loan A")
                                $ 28,000,000  Term Loan B Facility ("Term
                                ------------  Loan B")
                                $ 78,000,000  Total Senior Credit Facilities
                                              (the "Senior Credit Facilities")

BORROWER:                       Initially a wholly owned subsidiary of CIC
                                Acquisition Co. and upon consummation of the merger of such subsidiary into Conso
                                International Corporation immediately after the
                                Recapitalization, Conso International
                                Corporation, who shall expressly assume all obligations with respect to all Senior Credit
                                Facilities

UK BORROWER:                    British Trimmings Limited (the "UK Borrower")
                                who will borrow under the UK Sub-Facility. The
                                UK Borrower will not be obligated to repay any borrowings made to the Borrower.

AGENT:                          SunTrust Bank, Atlanta ("SunTrust Bank" or the
                                "Agent").

ARRANGER:                       SunTrust Equitable Securities Corporation
                                ("SunTrust Equitable Securities").

PURPOSE: To finance the recapitalization of the Borrower, pay transaction related expenses and finance ongoing working capital needs of the Borrower.

SENIOR LENDERS:                 SunTrust Bank and a syndicate of financial
                                institutions acceptable to the Borrower,
                                SunTrust Bank and SunTrust Equitable Securities
                                (together, a "Senior Lender" or the "Senior
                                Lenders").

SWING LINE BANK:                SunTrust Bank.

MATURITY:                       Revolver:       December 31, 2004 ("Revolver
                                                Maturity").

                                                On each of the first
                                                anniversary and the second
                                                anniversary of closing, the
                                                Borrower shall have the right
                                                to request that the Revolver
                                                Maturity be extended for one
                                                additional year. Each Lender
                                                will have the right to approve
                                                or decline such request with
                                                respect to its Revolver
                                                commitment in its sole
                                                discretion. No extensions of
                                                the Revolver Maturity will be
                                                permitted without the consent
                                                of the Required Lenders, and
                                                then only the commitments of
                                                Lenders who agree to extend
                                                will be extended.

                                Term Loan A:    December 31, 2004 ("Term Loan
                                                A Maturity").

                                Term Loan B:    December 31, 2006 ("Term Loan
                                                B Maturity").

Note:    Italicized terms will have substantially the meanings set forth in the attached Exhibit A ("Selected Definitions").


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Conso International Corporation
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AVAILABILITY:                   Revolver:       Availability will be governed
                                                by a borrowing base to consist
                                                of (i) 85% of Eligible Accounts
                                                Receivable, plus (ii) 50% of
                                                Eligible Inventory; plus (iii)
                                                $3,000,000 during the first six
                                                months following closing,
                                                $2,000,000 during the next three
                                                months and $1,000,000 during the
                                                next three months (the
                                                "Borrowing Base"). The Agent
                                                reserves the right to establish
                                                standards of eligibility and
                                                reserves, in accordance with its
                                                reasonable credit judgment, to
                                                formulate the Borrowing Base.
                                                The initial reserves, if any,
                                                will be quantified with the
                                                field audit and survey.

                                Term Loan A:    Available in a single borrowing
                                                at closing.

                                Term Loan B:    Available in a single borrowing
                                                at closing.

SCHEDULED                       Revolver:       Payable in full at Revolver
PRINCIPAL PAYMENTS:                             Maturity.

                                Term Loan A:    Payable in quarterly
                                                installments based on the
                                                amortization schedule outlined
                                                in Exhibit C, with the first
                                                principal payment due March 31,
                                                2000, and the final principal
                                                payment due at Term Loan A
                                                Maturity.

                                Term Loan B:    Payable in quarterly
                                                installments based on the
                                                amortization schedule outlined
                                                in Exhibit C, with the first
                                                principal payment due March 31,
                                                2000, and the final principal
                                                payment due at Term Loan B
                                                Maturity.

II.  PRICING AND PAYMENT TERMS FOR THE FACILITIES

INTEREST RATE OPTIONS:          The Borrower shall be entitled to select
                                between the following interest rate options:

                                (i) Base Rate or (ii) LIBOR, plus an Applicable
                                    Margin.

                                As used herein, Applicable Margin shall mean (x) for the first six months, 3.25% with respect to LIBOR advances and 1.75% with respect to Base Rate advances on the Revolver and Term Loan A and 3.75% with respect to LIBOR advances and 2.25% with respect to Base Rate advances on Term Loan B and (y) thereafter, the percentage designated in Exhibit B based on the Borrower's ratio of Total Funded Debt to Adjusted EBITDA for the preceding four fiscal quarter period then ending, measured quarterly, such Applicable Margin being effective as of the second business day following the date that the Agent receives the Borrower's applicable financial statements.

INTEREST PAYMENTS:              Interest shall be calculated on the basis of a
                                365-day year for Base Rate advances and on a 360-day year for LIBOR advances and is payable on outstanding advances as follows:

                                (i)  Base Rate advances - On the last day of
                                     each month, in arrears.

                                (ii) LIBOR advances - At the expiration of each
                                     Interest Period, and with respect to loans made for an Interest Period longer than three months, on the last day of each three-month period prior to the expiration of the Interest Period.

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Confidential                        2             SunTrust Equitable Securities

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Conso International Corporation
-------------------------------------------------------------------------------

DEFAULT RATE:                   If any event of default has occurred and is
                                continuing, the otherwise then applicable rates shall be increased by 2% per annum; provided that, for any LIBOR advances, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus the Applicable
                                Margin plus 2% per annum. Default interest shall be payable on demand.

COMMITMENT FEE:                 Commencing at closing and for the first six
                                months thereafter, a commitment fee of 0.50% per annum on the unused portion of the Revolver shall be payable quarterly in arrears.
                                Thereafter, a commitment fee on the unused portion of the Revolver shall be payable quarterly in arrears based on the percentage per annum designated in Exhibit B based on the Borrower's ratio of Total Funded Debt to
                                Adjusted EBITDA for the preceding four fiscal quarter period then ending, measured quarterly.
                                Such Applicable Margin will be effective as of the second business day following the date that the Agent receives the Borrower's applicable financial statements. Outstanding letters of credit under the Revolver and swing line loans will be deemed usage of the Revolver and included in Total Funded Debt for this calculation.

LETTER OF CREDIT FEE:           A rate equal to the LIBOR Applicable Margin on
                                the average outstanding letters of credit issued under the Revolver payable quarterly in arrears plus any customary fronting bank fees for issuance and administration. In addition, the Borrower shall pay the applicable issuing bank for its own account a per annum facing fee of 1/4% on the outstanding amount of all letters of credit.

FUNDING: The Borrower shall provide prior notice (if by telephone, promptly confirmed in writing) of funding requests and interest rate conversions to the Agent (i) prior to 1:00 p.m. on the date of borrowing with respect to Base Rate advances and (ii) at least three business days in advance with respect to LIBOR advances. LIBOR advances shall be in minimum amounts of $500,000 and in integral multiples of $100,000. Each Senior Lender shall make its funds available to the Agent not later than 1:00 p.m. (Atlanta, Georgia time) on the funding date. No more than a total of six advances subject to LIBOR pricing may be in effect at any time under the Senior Credit Facilities.

VOLUNTARY PREPAYMENTS:          Prepayments may be made without premium or
                                penalty, provided that LIBOR advances may be prepaid only on the expiration of the current
                                Interest Period applicable thereto to avoid any breakage costs. Otherwise, with respect to a LIBOR or Base Rate advance, the Borrower must give the Agent at least three business days prior written notice of the amount and time of any prepayment, and prepayments shall be in minimum amounts of $500,000 and in integral multiples of $100,000.

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Confidential                        3             SunTrust Equitable Securities

Conso International Corporation
-------------------------------------------------------------------------------

MANDATORY                       Borrower would be required to make mandatory
PREPAYMENTS:                    principal prepayments to be applied pro rata to
                                Term Loan A and to Term Loan B and pro rata to all remaining scheduled principal payments, in an amount calculated as 50% of Consolidated
                                Excess Cash Flow, beginning with the fiscal year ended June 30, 2000. In addition, Senior Lenders participating in the Term Loan B would have the option not to participate in mandatory prepayments, in which case, the mandatory prepayments would only apply to the Term Loan A.

                                Other mandatory prepayments shall be as
                                customary for credit facilities of this nature and shall include, but not be limited to, 50% of net proceeds from asset dispositions (subject to certain reinvestment options and allowances for trade-ins, trade-ups and dispositions of worn-out or obsolete assets) and issuance of securities (other than the replacement of the Revolver upon the Revolver Maturity). These mandatory prepayments shall not include the issuance of securities to fund management options, any issuance for the purpose of capital expenditures or additional common equity which may be contributed to the Borrower by Citicorp Venture Capital Limited or its affiliates.

PAYMENTS:                       All payments by the Borrower shall be made not
                                later than 1:00 p.m. (Atlanta, Georgia time) to the Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes. Any Senior Lender not organized under the laws of the United States or any state thereof must, prior to the time it becomes a Senior
                                Lender, furnish the Borrower with forms or certificates as may be appropriate to verify that such Senior Lender is exempt from U.S. tax withholding requirements. Any Senior Lender not organized under the laws of the United Kingdom must, prior to the time it becomes a Senior
                                Lender, furnish the Borrower with forms or certificates as may be appropriate to verify that such Senior Lender is exempt from UK tax withholding requirements.

PRICING/YIELD PROTECTION        Customary provisions with respect to: payment
PROVISIONS:                     of withholding tax "gross-up" amounts;
                                suspension of LIBOR pricing options due to illegality or inability to ascertain funding costs; payment of reserve requirements, increased funding costs and capital adequacy compensation; and payment of breakage and redeployment costs in connection with fundings and repayments of LIBOR advances.


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III.     SECURITY FOR THE FACILITIES

COLLATERAL:                     All loans and reimbursement obligations under
                                the Senior Credit Facilities and all hedging obligations (to be defined, which definition will include interest rate swaps) of any Senior
                                Lender (collectively the "Obligations") shall be secured by (i) a first priority security interest in and/or pledge of 100% of the existing and after acquired tangible and intangible assets of the Borrower and its domestic subsidiaries and, so long as no adverse tax consequence would result therefrom, (ii) 66%
                                (or such greater percentage which would not result in an adverse tax consequence) of the existing and after acquired voting securities and 100% of the non-voting securities of the Borrower's foreign subsidiaries. All loans and reimbursement obligations under the UK
                                Sub-Facility of any Senior Lender shall also be secured by a first priority security interest in and/or pledge of 100% of the existing and after acquired tangible and intangible assets of the Borrower's foreign subsidiaries and a pledge of the remaining 34% of the voting securities of the Borrower's foreign subsidiaries, in each case so long as no adverse tax consequence would result therefrom. This would include, but not be limited to, cash, securities (whether or not marketable and including all securities held by the Borrower and issued by a subsidiary), accounts receivable, inventory, equipment, real estate, buildings and improvements, leaseholds, general intangibles, patents, trademarks, trade names, franchises and capital stock of the Borrower (to the extent owned directly or indirectly by CVC) and its subsidiaries, but excluding all cash deposited with the Exchange
                                Agent ("Collateral"). The Borrower will agree to execute and/or deliver to the Agent any and all financing statements, assignments, instruments or other agreements and will agree to take such other actions as the Agent reasonably requests in order to create, maintain, perfect and enforce the Senior Lenders' security interest in such Collateral. Each domestic subsidiary of the Borrower shall guaranty the Obligations of the Borrower and UK Borrower. So long as no adverse tax consequence would result therefrom, the Borrower and all foreign subsidiaries will also guaranty the obligations of the UK Borrower.

COLLECTIONS:                    All payments from account debtors and any other
                                proceeds of the Collateral would be required to be either directed to or deposited into one or more blocked or pledged accounts with the Borrower's cash management bank. These accounts would be subject to a blocked or pledged account agreement in a form and content reasonably acceptable to SunTrust Bank (which agreements shall provide for cash dominion upon a default or event of default).

IV.      CONDITIONS TO FUNDINGS

Funding will be subject to conditions customary in financings of this nature, including, but not limited to, the following:

CONDITIONS TO                   (1)  Execution and delivery of a credit
INITIAL FUNDING:                     agreement, promissory notes and other
                                     customary loan and security documents.

                                (2)  Delivery of certified copies of
                                     organizational documents, including bylaws,
                                     Receipt authorizing resolutions of the
                                     Borrower's board of directors, and
                                     incumbency of certificates for the Borrower and all guarantors.

                                (3)  Receipt and satisfactory review of all
                                     requested appraisals, audits

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                                     (including a field audit and survey
                                     conducted by the Agent, which will be
                                     completed no later than 45 days after
                                     SunTrust's receipt of the executed
                                     Commitment Letter) and evaluations.


                                (4)  Receipt of certified copies of all
                                     consents, approvals, authorizations,
                                     registrations, or filings required to be made or obtained by the Borrower in connection with the Senior Credit Facilities.

                                (5) Receipt of favorable opinion of US and UK counsel for the Borrower, including local counsels when reasonably requested by the Agent.

                                (6) Delivery of certificate of insurance issued on behalf of insurers of the Borrower, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower.

                                (7) Payment in full for the reasonable legal fees charged and all reasonable costs incurred in connection with all loan documentation.

                                (8) Evidence that a minimum of $25,000,000 in common and/or preferred equity has been invested in the Borrower, to include a minimum of $19,999,600 by Citicorp Venture Capital Limited or an affiliate and $4,800,400 by Mr. Cary Findlay under terms and conditions satisfactory to SunTrust Bank and SunTrust Equitable Securities.

                                (9) Evidence that a minimum of $15,000,000 in subordinated debt has been invested in the Borrower by SunTrust Banks, Inc.

                                (10) Evidence, satisfactory to SunTrust Bank and
                                     SunTrust Equitable Securities, that the
                                     Borrower's Adjusted EBITDA for the most
                                     recently reported twelve-month period
                                     ending no more than 60 days prior to
                                     closing is greater than or equal to
                                     $18,400,000.

                                (11) Unused Borrowing Base availability under
                                     the Revolver at closing (Borrowing Base
                                     less initial funding of Revolver at
                                     closing) to be no less than $4,000,000.

                                (12) Receipt of all other documents and
                                     information as Agent reasonably requests.

                                (13) Certified copies of all documents relating
                                     to the reverse subsidiary merger of the
                                     initial Borrower into Conso International
                                     Corporation; evidence that all conditions precedent to such transactions, other than the funding of the Senior Credit Facilities have been satisfied.

                                (14) The Borrower shall maintain and thereafter
                                     keep in effect one or more interest rate protection agreements, each in form and substance mutually agreed upon by the Borrower and SunTrust, for no less than 50% of the Credit Facilities.

CONDITIONS TO                   (1)  All  representations and warranties shall
ALL FUNDINGS:                        continue to be true and correct in all
                                     material respects on and as of the date of such borrowing.


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                                (2)     Since the date of the most recent
                                        financial statements, there shall have
                                        been no change, which has had or could
                                        be reasonably expected to have a
                                        material adverse effect on the Borrower
                                        and its subsidiaries taken as a whole,
                                        or on the ability of the Borrower, the
                                        UK Borrower or the guarantors taken as a whole to perform their obligations under the loan documentation.

                                (3)     No default or event of default shall
                                        have occurred and be continuing or would result from such borrowing.

V. REPRESENTATIONS AND WARRANTIES

Representations and warranties as to the following matters, together with other customary representations and warranties:

                                (1) Due organization, valid existence and good standing of the Borrower and any subsidiaries, and qualification to conduct business in each jurisdiction in which the failure to conduct business would have a material adverse effect on the Borrower.

                                (2)     Credit agreement and notes are duly
                                        authorized and do not violate any law,
                                        rule, regulation, judgment, order,
                                        ruling, or other instrument to which the Borrower is bound.

                                (3) Credit agreement and notes are legal, valid, and binding agreements of the Borrower.

                                (4)     Good standing with respect to all
                                        governmental authorizations, consents,
                                        approvals, orders, licenses, or any
                                        other action required except where or
                                        failure to do so would not have a
                                        material adverse effect.

                                (5)     Identification of all outstanding
                                        Indebtedness for borrowed money with a
                                        principal amount outstanding or
                                        committed of $250,000 or more.

                                (6)     Possession by the Borrower and any
                                        subsidiaries of insurance of types and
                                        in amounts customary in their industry.

                                (7)     Possession by the Borrower and any
                                        subsidiaries of good and marketable
                                        title to and ownership of all the
                                        material assets described in the
                                        Borrower's most recent financial
                                        statements, free and clear of all liens, except permitted liens.

                                (8) Absence of notice of Borrower's or any subsidiary's material violation of any material law, statute, order, rule, regulation, or judgment entered by any court.

                                (9) Absence of material default with respect to other material agreements or obligations.

                                (10)    Accuracy of the most recent annual
                                        audited financial statements submitted
                                        to the Senior Lenders and absence of any material adverse change in the financial condition of the Borrower as reflected in such financial statements.

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                                (11)    Absence of pending or threatened
                                        litigation that could reasonably be
                                        expected to have a material adverse
                                        effect on the Borrower, other than that
                                        which has been disclosed to the Agent.

                                (12) Filing of all tax returns and payment of all taxes (except where being contested in good faith by appropriate proceedings and subject to maintenance of adequate reserves and except with respect to which extensions have been filed).

                                (13) Compliance with Regulations T, U, X, and material compliance with all laws and regulations relating to employee benefit plans, and all environmental laws and regulations.

                                (14) Identification of all subsidiaries of the Borrower.

                                (15) No information or statement in the loan documentation governing the Senior Credit Facilities or otherwise made available to SunTrust by the Borrower, CVC or Conso in connection with the Senior Credit Facilities contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading.

                                (16)    Absence of pending complaints or
                                        threatening claims, notices or requests
                                        for information received by the
                                        Borrower. Absence of conditions that
                                        would give rise to any material
                                        liabilities under any Environmental Law.
                                        Absence of any hazardous materials,
                                        underground tanks or other environmental hazards except in compliance with applicable laws.

                                (17)    Absence of transactions that would
                                        violate ERISA or that would give rise to a material liability on behalf of the Borrower. Good standing in all material respects with respect to ERISA compliance.

                                (18) Absence of strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a materially adverse effect in the conditions (financial or otherwise), operations, properties or prospects of the Borrower, and, to the best knowledge of the Borrower, there are no such strikes, disputes, slow downs or work stoppages threatened against any subsidiary.

                                (19) Neither the Borrower nor any subsidiary is an investment company or a company controlled by an investment company (Investment Company Act of 1940).

                                (20)    Year 2000 compliance.


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VI. COVENANTS

FINANCIAL COVENANTS:            The following financial covenants shall be
                                measured quarterly on a consolidated basis unless otherwise defined, including all majority-owned subsidiaries:

                                TOTAL LEVERAGE RATIO
                                As of the end of each fiscal quarter, the Borrower shall maintain a maximum ratio of Total Funded Debt to Adjusted EBITDA at levels to be determined.

                                INTEREST COVERAGE RATIO
                                As of the end of each fiscal quarter, the Borrower shall maintain a minimum ratio of Adjusted EBITDA to total interest expense at levels to be determined.

                                FIXED CHARGE COVERAGE RATIO
                                As of the end of each fiscal quarter, the Borrower shall maintain a minimum Fixed Charge Coverage Ratio of at levels to be determined.

                                CAPITAL EXPENDITURE RESTRICTION
                                During any fiscal year, the Borrower shall not make or incur, in the aggregate, capital expenditures in excess of (A) $5,700,000 for the fiscal year ending June 30, 2000 and (B) $2,000,000 plus 50% of Consolidated Excess Cash Flow, thereafter. Exceptions will be negotiated.

                                However, if capital expenditures in any fiscal year are less than permitted in such year, the excess permitted amount for such fiscal year may be carried forward to the next succeeding fiscal year.

REPORTING                       The Borrower shall deliver the following
REQUIREMENTS:                   financial statements: (i) its annual unqualified
                                audited financial statements within 120 days after the end of each fiscal year, accompanied by a certificate from its certified public accountant along with a certificate from the Borrower's chief financial officer or treasurer stating that they have no knowledge of any default or event of default with respect to the financial covenants and that the financial statements are true and correct in all material respects to the best of their knowledge; (ii) its monthly unaudited financial statements within 45 days after the end of each fiscal month that is not the end of a fiscal year, along with a certificate from a senior officer or treasurer stating that such officer has no knowledge of any default or event of default and that the financial statements are true and correct in all material respects to the best of his or her knowledge; and (iii) a certificate from a senior officer stating that such officer has no knowledge of any default or event of default having occurred and still existing. In each case, such financial statements shall include a balance sheet, income statement, and statement of cash flows for the Borrower on a consolidated basis.

                                In addition, within 120 days after the end of each fiscal year and 45 days after the end of each fiscal quarter that is not the end of a fiscal year, the Borrower shall provide the calculations with supporting details of the financial covenants. Furthermore, the Borrower shall provide the Agent with such information that the Agent may deem reasonably necessary regarding the Borrowing Base no more than once per month.

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AFFIRMATIVE COVENANTS:          Affirmative covenants as to the following
                                matters and other  customary  covenants
                                applicable to the Borrower:

                                (1) Maintenance of corporate existence, and all material properties except where the failure to do so would not have a material adverse effect.

                                (2) Material compliance with all laws and regulations, including environmental and employee benefit/ERISA laws, except where the failure to comply would not have a material adverse effect on the Borrower and its subsidiaries.

                                (3) Payment of all taxes, except where being contested in good faith by appropriate proceedings and subject to maintenance of reasonable reserves and extensions permitted by the relevant taxing authorities.

                                (4)     Maintenance of proper books and records.

                                (5) Maintenance of insurance of types and in amounts customary in the Borrower's industry.

                                (6) Satisfactory inspection of the books and records of the Borrower or the subsidiaries.

                                (7)     Year 2000 compliance.

NEGATIVE COVENANTS:             Negative covenants as to the following matters
                                and other customary covenants applicable to the Borrower and its subsidiaries in each case, subject to certain baskets and other exceptions:

                                (1) Without the prior consent of the Senior Lenders, neither the Borrower nor any subsidiary shall create, assume, or suffer to exist any encumbrance, lien, mortgage or security interest upon any of its property or assets, whether now owned or hereafter acquired, except for permitted liens.

                                (2)     Restrictions on assets sales,
                                        assignments and transfers, outside the
                                        normal course of business and in excess
                                        of certain baskets to be permitted.

                                (3) Restrictions on investments in, or loans to, any other person, except for permitted investments.

                                (4)     Restrictions on sale/leaseback
                                        transactions.

                                (5) Restrictions on additional Indebtedness but permitting the Revolver to be replaced at the Revolver Maturity, so long as (a) no default or event of default has occurred and is continuing,
                                        (b) Borrower is in pro forma compliance
                                        with the Financial Covenants and has
                                        delivered a certificate to the Lenders
                                        evidencing such compliance, (c) the
                                        replacement Revolver is on terms no more restrictive than the loan documentation for the Senior Credit Facilities and (d) Borrower has requested that the lenders extend the Revolver and the Required Lenders have not approved such request.

                                (6)     Restrictions on prepaying subordinated
                                        debt.

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                                (7)     Engage in any business other than the
                                        business in which the Borrower and any
                                        subsidiaries are primarily engaged as a
                                        whole or any business reasonably related or complementary thereto.

                                (8)     Prohibitions on acquisition, unless
                                        after giving effect to any acquisition,
                                        (i) no default or event of default shall have occurred and be continuing, (ii) Borrower shall be in pro forma compliance with the Financial Covenants and shall have delivered to the Lenders a compliance certificate demonstrating such pro forma compliance and (iii) the board of directors of the person being acquired or selling its assets has approved the transaction.

                                (9) Neither the Borrower nor any subsidiary shall enter into any other agreement that prohibits or limits the amount of dividends or loans that may be paid or made to the Borrower by any of its subsidiaries, other than restrictions under the subordinated debt.

                                (10)    Neither the Borrower nor any related
                                        entity will engage in any transaction in connection with which the Borrower or a related entity could be subject to a material civil penalty assessed pursuant to an ERISA violation.


VII.     EVENTS OF DEFAULT

Customary in credit agreements of this nature including, but not limited to, the following:

                                (1) Non-payment of any principal amounts of the loans when due; and nonpayment of any interest, fees or other amounts within five days of the due date thereof.

                                (2)     Breach of any covenant requiring
                                        maintenance of existence, covenant
                                        regarding inspections, financial
                                        covenant, negative covenant, or
                                        reporting requirement.

                                (3)     Breach of any other covenant or
                                        obligation which remains uncured for 30
                                        days after the earlier of (i) the
                                        Borrower obtaining knowledge thereof, or
                                        (ii) written notice thereof having been
                                        given to the Borrower.

                                (4)     Any representation, warranty, or
                                        statement shall be untrue or incorrect
                                        in any material respect.

                                (5)     Failure of the Borrower or any
                                        subsidiary to make payments on any debt
                                        which individually or in the aggregate
                                        exceeds $500,000, or breach of any
                                        covenant contained in any agreement
                                        relating to such Indebtedness causing or permitting the acceleration of a material portion of such Indebtedness.

                                (6)     The Borrower or any subsidiary shall
                                        file, or shall have filed against it and not dismissed within 60 days, any bankruptcy or other insolvency proceeding.

                                (7) Any final, non-appealable judgment or order in excess of $500,000, or otherwise having a material adverse effect, shall be rendered against

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                                      the Borrower or any subsidiary, which
                                      judgment stays in effect for 30 days
                                      without being stayed or deferred.

PARTICIPATIONS AND              Assignments to other banks and financial
ASSIGNMENTS:                    institutions of commitments in the Senior Credit
                                Facilities will be permitted by any Senior
                                Lender with the written approval of the Borrower
                                (absent an event of default) and the Agent (such approval not to be unreasonably withheld or delayed) in minimum increments of $5,000,000. An administrative fee of $3,500 shall be due and payable by such assigning Senior Lender to the Agent upon the occurrence of any assignment.
                                Assignments to an affiliate will be allowed without prior approval subject to executing a tax-withholding certificate, if appropriate.

                                Participations to other banks and financial institutions will be permitted without restriction. Such participation will not release the selling Senior Lender from its obligations with respect to the Senior Credit Facilities, and the Borrower and the Agent shall be promptly notified in writing of any such participation.

REQUIRED LENDERS:               Senior Lenders holding 51% of the outstanding
                                commitments for the Senior Credit Facilities.

INDEMNIFICATION:                The Borrower shall pay all costs and expenses of
                                the Agent in connection with the Senior Credit
                                Facilities, including, without limitation, all reasonable fees and expenses of special counsel to the Agent. The Borrower shall indemnify the Agent and each Senior Lender against all reasonable costs, losses, liabilities, damages, and expenses incurred by them in connection with any investigation, litigation, or other proceedings relating to the Senior Credit
                                Facilities, except for instances of gross negligence or willful misconduct on the part of the indemnified party or breach by a Senior
                                Lender or the Agent of its obligations under the final loan documentation. This provision will be contained in the credit agreement governing the Senior Credit Facilities and does not modify the indemnification sent forth in the Commitment
                                Letter.

GOVERNING LAW:                  State of New York.


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                                    EXHIBIT A

                              SELECTED DEFINITIONS


         APPLICABLE MARGIN shall mean the basis points to be added to the LIBOR Rate to produce the LIBOR Loan Rate, designated in Exhibit B, attached hereto, based on the Borrower's ratio of Total Funded Debt to LTM Adjusted EBITDA, as measured on a consolidated basis.

         ADJUSTED EBITDA shall mean, with respect to the Borrower on a consolidated basis for any period, the Net Income for such period, (A) plus, without duplication and to the extent deducted in computing Net Income for such period, the sum of (i) income taxes, (ii) interest expense net of interest income and (iii) depreciation and amortization expense, (B) plus or minus (i) non-cash charges and non-cash gains and losses (including transaction expenses and the amortization of debt discounts) and (ii) extraordinary/one-time gains or losses; provided, however, that with respect to any person that became a subsidiary of, or was merged with or consolidated into, the Borrower during such period, "EBITDA" shall also include the EBITDA of such person during such period and prior to the date of such acquisition, merger or consolidation.

         BASE RATE shall mean the higher of (i) the rate which SunTrust Bank announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The SunTrust Bank prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust Bank may make commercial loans or other loans at rates of interest at, above, or below the SunTrust Bank prime-lending rate.

         CONSOLIDATED EXCESS CASH FLOW shall mean, for any fiscal year, consolidated Adjusted EBITDA (A) minus the sum of (i) consolidated cash interest expense, (ii) consolidated scheduled principal payments on Total Funded Debt (including voluntary and mandatory prepayments of Total Funded Debt), (iii) consolidated cash tax payments and (iv) consolidated capital expenditures up to $2,000,000, (B) plus or minus (i) extraordinary gains and/or losses and (ii) changes in consolidated working capital.

         ELIGIBLE ACCOUNTS RECEIVABLE shall mean the Borrower's accounts receivable less the portion of uninsured accounts receivable applicable to customers located outside of the United States and general ineligibles as determined, from time to time, by the Agent upon notification to the Borrower as a result of periodic field audits to be conducted no more than two times per annum, unless an event of default exists.

         ELIGIBLE INVENTORY shall mean the Borrower's inventory less the portion of inventory located outside of the United States or on consignment with a customer of the Borrower and general ineligibles to include "work-in-process" and as determined, from time to time, by the Agent upon notification to the Borrower as a result of periodic field audits to be conducted no more than two times per annum, unless an event of default exists.

         FIXED CHARGE COVERAGE RATIO shall mean, with respect to the Borrower and the Borrower's subsidiaries on a consolidated basis for any period, the ratio of (a) the greater of (i) the difference between (x) Adjusted EBITDA and
(y) the sum of (A) consolidated capital expenditures made during such period,
(B) cash tax payments made during such period (C) and management fees (to be excluded to the extent deducted in determining Adjusted EBITDA) or (ii) zero, to
(b) the sum of (i) scheduled payments of principal made with respect to Total Funded Debt during such period and (ii) interest expense during such period.

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Conso International Corporation
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         INDEBTEDNESS shall mean, with respect to the Borrower and the
Borrower's subsidiaries, without duplication, (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than trade accounts payable less than 90 days past due and other obligations accrued in the ordinary course of business and earn-outs or similar arrangements); (d) any capitalized lease obligation; (e) any obligation or liability of others of the type described in (a) through (d) secured by a lien on property owned by the Borrower or such subsidiary, whether or not such obligation or liability is assumed; (f) any obligation under any interest hedge agreement or foreign exchange agreement; (g) any letter of credit issued for the account of the Borrower or such subsidiary; and (h) any guaranty (except items of shareholders' equity or capital stock or surplus or general contingency or deferred tax reserves).

         INTEREST PERIOD shall mean with respect to LIBOR loans, the period of 1, 2, 3 or 6 months selected by the Borrower pursuant to the terms of the Senior Credit Facilities and subject to customary adjustments in duration.

         LIBOR shall mean, for any Interest Period, the offered rates for deposits in U.S. dollars for a period comparable to the Interest Period appearing on Telerate Screen Page 3750, as of 11:00 a.m. London time, on the day that is two business days prior to the Interest Period. Such rates may be adjusted for any applicable reserve requirements.

         TOTAL FUNDED DEBT shall mean, with respect to the Borrower and the Borrower's subsidiaries on a consolidated basis, all then currently outstanding obligations, liabilities and indebtedness of the types described in subsections
(a) through (e) of the definition of Indebtedness set forth herein, including, but not limited to, all obligations under the loan documents subject to agreed upon exceptions.

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Confidential                       14              SunTrust Equitable Securities

Conso International Corporation
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                                    EXHIBIT B

                             APPLICABLE MARGIN GRID


                                LIBOR Margin                  Base Rate            Commitment Fee
                          ------------------------  --------------------------     --------------
Total Funded Debt/        Revolver &                Revolver &
 Adjusted EBITDA          Term Loan A  Term Loan B  Term Loan A    Term Loan B        Revolver
------------------        -----------  -----------  -----------    -----------        --------

      > 4.75                3.500%        4.000%        2.000%        2.500%           0.500%
      -


  >4.00 but <4.25           3.000%        3.500%        1.500%        2.000%           0.500%
  -

  >3.75 but <4.00           2.750%        3.250%        1.250%        1.750%           0.500%
  -

  >3.50 but <3.75           2.500%        3.000%        1.000%        1.500%           0.375%
  -

  >3.25 but <3.50           2.250%        3.000%        0.750%        1.500%           0.375%
  -

        <3.25               2.000%        3.000%        0.500%        1.500%           0.375%





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Confidential                       15              SunTrust Equitable Securities

Conso International Corporation
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                                    EXHIBIT C

                              AMORTIZATION SCHEDULE


Quarter Ended           Term Loan A          Term Loan B
-------------           -----------          -----------
  12/31/1999            $        --          $        --
  03/31/2000            $        --          $        --
  06/30/2000            $   250,000          $    75,000
  09/30/2000            $   500,000          $    75,000
  12/31/2000            $   750,000          $    75,000
  03/31/2001            $ 1,000,000          $    75,000
  06/30/2001            $ 1,000,000          $    75,000
  09/30/2001            $ 1,250,000          $    75,000
  12/31/2001            $ 1,250,000          $    75,000
  03/31/2002            $ 1,500,000          $    75,000
  06/30/2002            $ 1,500,000          $    75,000
  09/30/2002            $ 1,500,000          $    75,000
  12/31/2002            $ 1,500,000          $    75,000
  03/31/2003            $ 1,500,000          $    75,000
  06/30/2003            $ 1,500,000          $    75,000
  09/30/2003            $ 1,500,000          $    75,000
  12/31/2003            $ 1,500,000          $    75,000
  03/31/2004            $ 1,750,000          $    75,000
  06/30/2004            $ 1,750,000          $    75,000
  09/30/2004            $ 1,750,000          $    75,000
  12/31/2004            $ 1,750,000          $    75,000
  03/31/2005            $        --          $ 2,250,000
  06/30/2005            $        --          $ 2,250,000
  09/30/2005            $        --          $ 2,250,000
  12/31/2005            $        --          $ 2,250,000
  03/31/2006            $        --          $ 4,393,750
  06/30/2006            $        --          $ 4,393,750
  09/30/2006            $        --          $ 4,393,750
  12/31/2006            $        --          $ 4,393,750
                        -----------          -----------

       Total            $25,000,000          $28,000,000


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Confidential                       16              SunTrust Equitable Securities

Conso International Corporation
--------------------------------------------------------------------------------

                                     ANNEX B
                       SUMMARY OF TERMS AND CONDITIONS OF
                     $15,000,000 SUBORDINATED DEBT FACILITY

ISSUER: Initially, a wholly owned subsidiary of CIC Acquisition Corporation, and upon consummation of the merger of such subsidiary into Conso International Corporation immediately following the Recapitalization, Conso International Corporation ("Conso" or the "Company"),who shall expressly assume all obligations with respect to the Notes and Warrants referred to below.

ARRANGER:                  SunTrust Equitable Securities Corporation

PURCHASER(S):              SunTrust Banks, Inc. (or one of its wholly owned
                           subsidiaries) and other financial institutions acceptable to the Company.

AMOUNT:                    $15,000,000

ISSUE: $15,000,000 subordinated debt due 2006 with detachable warrants (the "Subordinated Debt").

INTEREST:                  12% per annum payable quarterly, in arrears.

PRINCIPAL
REPAYMENT:                 Principal amount due eight (8) years from the
                           closing.

CONVERSION:                Purchasers may convert after 15 months its warrants
                           (par value $0.0001) into the amount of shares representing 10% of the common stock and preferred stock on a fully diluted basis as of the closing.
                           Warrants are subject to a 50% recapture if the Subordinated Debt is repaid in full in the first 15 months after closing.

SPECIAL DIVIDENDS:         Distributions in cash, marketable securities, or
                           other assets made as a special dividend or special distribution to common stockholders shall require an equivalent pro rata special distribution to Purchasers of the Subordinated Debt to the extent the Purchasers hold the warrants.

USE OF PROCEEDS:           The proceeds will be used for the recapitalization
                           of Conso and for general corporate purposes.

OTHER REDEMPTION:          The Company may redeem the Subordinated Debt at par
                           plus a premium over par equal to 3% during the first
                           24 months from closing, reducing to 2% at 25 months, 1% at 37 months, and 0% at 49 months. The Purchasers shall surrender 50% of the warrants if the Subordinated Debt is repaid within 15 months of the closing.

VOTING RIGHTS:             Warrants will be non-voting until converted into
                           common stock or preferred stock. In no event shall SunTrust Banks, Inc.'s voting rights exceed 4.95% of the total voting rights. Nonetheless, upon sale or transfer to a third party all voting rights of common stock and preferred stock will be fully restored.

LIQUIDATION:               The Subordinated Debt will be subordinate to Senior
                           Debt upon involuntary liquidation, dissolution, or winding-up. Upon involuntary liquidation, dissolution, or winding-up, no distributions to holders of common stock or preferred stock or other securities junior to the Subordinated Debt shall be made unless, prior thereto, Purchasers of Subordinated Debt receive an amount equal to par value

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

Conso International Corporation
--------------------------------------------------------------------------------

                            plus all accrued and unpaid interest thereon to the date of payment, and no distributions shall be made to holders of debt ranking on parity with the Subordinated Debt except distributions made ratably to the Purchasers of the Subordinated Debt and such parity debt. Voluntary liquidation will be considered comparable to optional redemption.

REGISTRATION RIGHTS:
PIGGYBACK:                 After the initial public offering of the Company's
                           common stock or preferred stock, if the Company proposes to register any of its common stock or preferred stock or securities convertible into its common stock in connection with a public distribution for itself or its shareholders, it will notify
                           Purchasers of Registrable Securities and, if so requested by any of such Purchasers, will use its best efforts to register such Purchasers' Registrable
                           Securities. The number or kind of Registrable
                           Securities to be so registered may be limited if, in the opinion of the managing underwriter, registration of all shares requested would have a material adverse effect upon the proposed distribution provided, however any such limitation shall apply ratable to any other shareholders who have the right to register
                           Registrable Securities in connection with such public distribution pursuant to piggyback rights.
                           Purchasers' piggyback rights will rank equally with existing piggyback rights and the Company will not create new piggyback rights superior to those of Purchasers.

DEMAND: Twelve months after the Company has effected an IPO, Purchasers holding at least 7.5% of the fully diluted stock outstanding will have one demand right to register their shares.

EXPENSES:                  The Company shall bear all expenses of each of the
                           registrations (except for any underwriting commissions or discounts) and will pay for one counsel for the Purchasers of Registrable Securities.
                           The Company will provide customary indemnification to the underwriters (if an underwritten registered offering) and the selling Purchasers, Purchasers to provide customary indemnification to Company and underwriters. The Company will be responsible for all "Blue Sky" fees and filings.

REPRESENTATIONS
AND WARRANTIES:            Customary for transactions of this type.

COVENANTS:                 Customary, including:

                           Maximum ratio of Total Funded Debt to Adjusted EBITDA, as of the end of each fiscal quarter at levels to be negotiated.

                           Transactions with affiliates on arms length basis.

EVENTS OF DEFAULT          Customary for transactions of this type including
AND REMEDIES:              payment defaults, breach of covenants, and
                           bankruptcy events.

CHANGE OF CONTROL:         Change of Control, to include, among other things,
                           the acquisition by a person or "group" (other than Citicorp Venture Capital and its affiliates) of more than 50% of Company voting securities without the approval in advance of the Company's board of directors; approval by the Company stockholders of a merger, reorganization, or other transaction which results in more than 50% but less than all of the voting power of the Company changing hands; sale of all or substantially all of the Company's assets; and any transaction not approved by the board of directors of the Company resulting in the Company's stock, if after


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

Conso International Corporation
--------------------------------------------------------------------------------

                           having been public, no longer being required to be registered under Section 12 of the Exchange Act.


MODIFICATIONS AND          Modifications and amendments of the Subordinated
AMENDMENTS:                Debt may be made by the Company with the consent of
                           Purchasers holding at least 51% of the Subordinated
                           Debt then outstanding, and at least two Purchasers if more than one Purchaser holds the Subordinated Debt.

INFORMATION AND            The Company will provide to Purchasers, so long as
CONSULTATION:              Subordinated Debt is outstanding and subject to
                           confidentiality agreements mutually acceptable to the Purchasers and the Company and SEC compliance, all SEC filings, other information available to shareholders and to each Purchaser individually any other information that such Purchaser may reasonably request including budgets, projections, presentations to banks and/or investor groups.

                           With respect to each Purchaser individually, the Company will agree, so long as such Purchaser owns at least $2.5 million of Subordinated Debt (or equivalent number of shares of common stock or preferred stock, subject to normal adjustments), to:

                           1. Provide such Purchaser with financial statements that are made available to shareholders generally plus management's regularly prepared: quarterly and annual financial statements including statements of revenue, expense and cash flow by business unit and annual budgets, financial projections, appraisals, bank presentations, information on derivatives, hedging and interest rate exposure, debt terms, etc.

                            2. Provide such Purchaser with the right to inspect and copy the books and records of the Company and to inspect properties.

                            3. Make appropriate officers of the Company available periodically, upon reasonable notice and at reasonable times unless an event of default has occurred, for consultation with representatives of such Purchaser with respect to matters relating to the business and affairs of the Company, including, without limitation, significant changes in management personnel and compensation of employees, business ventures, important acquisitions or dispositions, and significant litigation.

                            4. Allow such Purchaser to attend as an observer all Board and Advisory Board meetings. (Company shall give such Purchaser three (3) business days notice of meetings.)

RESTRICTION ON             For a period ending on the earlier of (i) two years
TRANSFERS:                 from the issue date;  (ii) the date any Purchaser
                           ceases to own at least 5% of the Company's shares issued or issuable upon conversion of the warrants
                           ("Company Securities"); (iii) the occurrence of a Change of Control; (iv) an Initial Public Offering by the Company; and (v) the occurrence of a breach of a material covenant (the "Transfer Restriction
                           Period"), the Purchasers will not transfer or sell any Company Securities except (a) pursuant to the exercise of demand or piggyback registration rights,
                           (b) pursuant to Rule 144 and/or Rule 144A, (c) in private placements, and (d) distribution by any Purchaser to any of its subsidiaries or affiliates, provided in each case purchasers of the Company
                           Securities agree to be bound by agreement. Purchasers also agree to provide the Company and CVC with first look on any sale of warrants, common stock or preferred stock prior to an IPO.

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

Conso International Corporation
--------------------------------------------------------------------------------

TAG-ALONG:                 If Citicorp Venture Capital sells 5% or more of its
                           shares (other than to its affiliates), or Mr. Cary
                           Findlay individually sells 25% or more of his shares, the Purchasers shall have the right to require pro rata inclusion of Company Securities owned by the Purchasers and to be sold at the same price and on the same terms and conditions as the purchase, taking into account the substitutions.

CONDITIONS                 Amendment of any agreements currently prohibiting
TO CLOSING:                payment of interest to Subordinated Debt except if
                           in default; negotiation and execution of a mutually satisfactory Purchase Agreement, Registration Rights
                           Agreement and related documentation; an aggregate minimum equity investment of $19,999,960 in the Company by Citicorp Venture Capital Limited or an affiliate and $4,800,400 in the Company by Mr. Cary
                           Findlay under terms reasonable acceptable to Purchasers (such terms to include a maximum of $23,000,000 of preferred stock with a 12% PIK dividend rate and conversion rights acceptable to Purchasers); no material adverse change; due diligence process including evidence of a minimum adjusted, trailing EBITDA for the most recent reported twelve-month period ending prior to closing
                           (but no more than 60 days before closing) of at least
                           $18,400,000; Intercreditor Agreement with Senior
                           Lender(s); evidence that all conditions precedent to the reverse subsidiary merger of Issuer into Conso
                           International , other than the funding of the Credit
                           Facilities have been satisfied; and other customary closing conditions.

RESTRICTIONS:              Anti-dilution
                           Common Dividends
                           Other Debt

OTHER ISSUES:              Non-Compete Agreement with Mr. Cary Findlay.

GOVERNING LAW:             State of New York

INDEMNITY:                 Full indemnification of the Purchasers and their
                           subsidiaries, affiliates and officers, and directors, except for losses arising from gross negligence, willful misconduct or breach by a Purchaser of its obligations under the final documentation; This indemnification provision will be contained in the final documentation and does not modify in any way the indemnification provisions set forth in the Commitment Letter.

EXPENSES:                  Reimbursement to SunTrust Banks, Inc. of reasonable
                           fees and expenses of counsel and special industry consultants, if any, in connection with the proposed transaction.


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Confidential                          4            SunTrust Equitable Securities